Exhibit 10.5

Securities Offered Through Euro Pacific Capital, Inc.

April 20, 2018

Precipio, Inc.

Attention: Ilan Danieli

4 Science Park

New Haven, CT 06511

Dear Mr. Danieli,

The purpose of this letter (this “Agreement”) is to confirm the engagement of Euro Pacific Capital, Inc., doing business as A.G.P./Alliance Global Partners (“A.G.P.”) by Precipio, Inc. (the “Company”) to render Financial Services (as defined below) to the Company.

1. Services. During the term of this Agreement, A.G.P. shall, on a non-exclusive basis, provide advice to, and consult with, the Company concerning business and financial planning, corporate organization and structure, and the Company’s offer or sale of securities in any previous or subsequent private and public equity or debt financing, and such other, similar matters as the parties may mutually agree (collectively, the “Financial Services”). The Financial Services shall be provided to the Company in such form, manner and place as the parties mutually agree. Examples of such financial services may include, without limitation:

i.	providing introductions to or strategic advice with respect to potential investors or other sources of capital to finance the Company’s business objectives;

ii.	providing other general corporate finance or strategic financial consultancy services as required by the Company;

iii.	providing consultancy services in connection with capital raising, recapitalization, or restructuring by the Company, including, raising capital by means of senior secured debt, unsecured or subordinated debt, preferred stock or common equity;

iv.	serving as placement agent or underwriter for the Company;

v.	providing bridge lender introductions and advisory

vi.	additional services incidental to the above, as directed by the Company.

590 Madison Avenue, 36th Floor, New York, NY 10022, 212-624-20601 Offering Securities through Euro Pacific Capital, Inc. Member FINRA, SIPC	1

vii.	assistance with a bridge loan of up to $2 million

2.  Term. The term of this Agreement shall commence on the date of this Agreement and continue for a period of thirty calendar days, unless sooner terminated by the Company as provided herein.

3.  Compensation. In consideration of A.G.P.’s entering into this Agreement and as compensation, in full, for the Financial Services, including A.G.P.’s assistance with a bridge loan of approximately $2 million (the “Bridge Loan”), the Company shall pay $116,000 to A.G.P. This payment shall be by wire-transfer to the account indicated on A.G.P.’s signature page of this letter. As additional compensation for A.G.P.’s services, the Company shall issue to A.G.P. or its designees, a warrant to purchase 232,000 shares of common stock, par value $0.01per share, of the Company (the “Advisory Warrant”). The Advisory Warrant will be exercisable at any time and from time to time, in whole or in part, during the four-year period commencing six months from the effective date of this agreement, at a price per share equal to $0.75. The Advisory Warrant will provide for registration rights (including a onetime demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations only) consistent with FINRA Rule 5110, and further, the number of shares underlying the Advisory Warrant shall be reduced if necessary to comply with FINRA rules or regulations.

4.  Termination. This Agreement may be terminated by the Company at any time upon written notice to A.G.P. Upon the termination of this agreement, no further payments will be due or payable to A.G.P. Global Partners.

5.  Amendment. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.

6.  Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of this provision or of any other provision hereof.

7.  Severability. In the event that any provision of this Agreement shall be held to be invalid, illegal, or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

590 Madison Avenue, 36th Floor, New York, NY 10022, 212-624-20601 Offering Securities through Euro Pacific Capital, Inc. Member FINRA, SIPC	2

8.  Governing Law and Arbitration. The validity, interpretation and construction of this Agreement and each part thereof will be governed by the laws of the State of New York, without giving effect to its conflict of law principles or rules that would defer to the laws of another jurisdiction. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, including but not limited to securities activity and financing advice, then the parties agree to submit the dispute to binding and non-appealable arbitration in a venue located in New York, New York, in accordance with the Code of Arbitration Procedure published by FINRA Dispute Resolution. The determination of the arbitrator shall be conclusive, final and binding on the parties. The prevailing party shall be reimbursed by the nonprevailing party for all reasonable attorney’s fees and costs (including all arbitration costs) incurred by the prevailing party in resolving such dispute. Any award rendered in arbitration may be enforced in any court of competent jurisdiction.

9.  Counterparts; Facsimile. This agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument. A pdf or facsimile signature of any party shall be considered to have the same binding legal effect as an original signature.

10.  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Financial Services, and supersedes any and all prior or contemporaneous written or oral agreements relating to any Financial Services. Neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein with respect to the Financial Services.

590 Madison Avenue, 36th Floor, New York, NY 10022, 212-624-20601 Offering Securities through Euro Pacific Capital, Inc. Member FINRA, SIPC	3

Securities Offered Through Euro Pacific Capital, Inc.

Very truly yours,

PRECIPIO, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:

A.G.P./ALLIANCE GLOBAL PARTNERS

By:
Name:
Title:

Wire Instructions:

590 Madison Avenue, 36th Floor, New York, NY 10022, 212-624-20601 Offering Securities through Euro Pacific Capital, Inc. Member FINRA, SIPC	4